ASSOCIATES FIRST CAPITAL CORPORATION

DISCOUNTED EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.

The purpose of the Associates First Capital Corporation Discounted Employee Stock Purchase Plan (the "Plan") is to provide Eligible Employees of the Company and its Subsidiaries an opportunity to purchase shares of Common Stock of the Company at a discount from market prices through accumulated payroll deductions or Alternative Contributions, thereby encouraging and increasing employee ownership of the Company's Common Stock. It is the intention of the Company that the Plan not be subject to the Employee Retirement Income Security Act of 1974, as amended, and that the Plan not qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended, or any successor legislation.

2. Definitions.
(a)	"Additional Jurisdiction" means any territory of the United States of America or any foreign jurisdiction or political subdivision thereof in which the Plan is hereafter implemented, as determined by the Plan Administrator in the exercise of its sole discretion.
(b)	"Alternative Contributions" has the meaning given that term in Section 5(a).
(c)	"Board" means the Board of Directors of the Company.
(d)	"Committee" means the Compensation Committee of the Board.
(e)	"Common Stock" means the Class A common stock, par value $.01 per share, of the Company.
(f)	"Company" means Associates First Capital Corporation, a Delaware corporation.
(g)	"Custodian" means First Chicago Trust Division of EquiServe, whose address is Employee Shareholder Plans Group, P.O. Box 2596, Jersey City, New Jersey, 07303-2596, or such other person as the Plan Administrator shall designate from time to time to serve as record keeper and custodian under the Plan.
(h)	"Determination Date" means the last Trading Day of each Offering Period.
(i)	"Eligible Employee" means any individual who satisfies both of the following conditions:

is a full-time or part-time (but not temporary) employee of the Company or any Subsidiary, or a comparable class of employee in any Additional Jurisdiction, who has reached the age of majority in the state or jurisdiction of such individual's residence; and

lives and works in one or more States in the United States of America or the District of Columbia (provided that the Plan Administrator may determine, from time to time in the exercise of its sole discretion, to expand this portion of the definition of "Eligible Employee" to include any Additional Jurisdiction), or is designated by the Company as an expatriate employee and is paid on the Company's United States payroll.

(j)	"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor legislation.
(k)	"Exercise Date" has the meaning given that term in Section 6(c).
(l)	"Exercise Price" means, with respect to any Offering Period, the lesser of (i) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Grant Date, and (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Determination Date.
(m)	"Fair Market Value" means, as of any date, the closing sales price for the Common Stock (or the closing bid, if no sales were reported), denominated in U.S. Dollars, on such date as quoted on the New York Stock Exchange and reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable, provided that, in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Plan Administrator.
(n)	"Former Participant" has the meaning given that term in Section 8(c).
(o)	"Grant Date" means the first Trading Day of each Offering Period.
(p)	"Offering Period" has the meaning given that term in Section 4(b).
(q)	"Participant" means an Eligible Employee who elects to participate in the Plan pursuant to Section 3(b).
(r)	"Plan Account" means a book-entry account maintained by the Custodian for the benefit of each Participant to which shares of Common Stock purchased for such Participant are credited.
(s)	"Plan Administrator" has the meaning given that term in Section 9(c).
(t)	"Reserves" has the meaning given that term in Section 13(a).
(u)	"Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, or any successor provision.
(v)	"Subsidiary" means any corporation (or other form of business association that is treated as a corporation for tax purposes), domestic or foreign, of which shares (or other ownership interests) having more than fifty percent (50%) of the voting power are owned or controlled, directly or indirectly, by the Company, and which is designated by the Plan Administrator for the purposes of participation in the Plan. The Subsidiaries are set forth on Exhibit A hereto and are subject to change by the Plan Administrator from time to time.
(w)	"Trading Day" means any day on which the New York Stock Exchange (or any other established stock exchange or national market system the Plan Administrator deems appropriate) is open for trading.

3. Eligibility and Participation.

(a) All Eligible Employees are eligible to participate in the Plan.

(b) An Eligible Employee may elect to participate in the Plan by complying with the Company's procedures for enrolling in the Plan as established and in effect from time to time, which may include, but are not limited to, (i) completing and filing with the Company or the Custodian an enrollment form authorizing payroll deductions from such employee's compensation, (ii) completing and filing with the Company or the Custodian an enrollment form and making Alternative Contributions, or (iii) responding to enrollment procedures set forth in an automated voice response system maintained by the Custodian. Enrollment for any Offering Period shall be completed no later than the twenty-fifth (25th) day of the calendar month immediately preceding the Grant Date of such Offering Period or, with respect to any Additional Jurisdiction in which the Plan is implemented, the twenty-fourth (24th) day of such calendar month (provided that if the twenty-fourth (24th) day is not a business day in such Additional Jurisdiction, enrollment shall be completed no later than the business day next preceding the twenty-fourth (24th) day).

4. Stock Subject to Plan and Offering Periods.

(a) The Board shall make available two million (2,000,000) shares of Common Stock for purchase under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 13. The Board may make available additional shares of Common Stock for purchase under the Plan from time to time. If on a given Exercise Date the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available for purchase, the Company or the Custodian shall make a pro rata allocation of the remaining shares available for purchase in as uniform a manner as shall be practicable and equitable, and the Company shall refund or cause to be refunded to Participants any accumulated payroll deductions or Alternative Contributions held on their behalf not used to purchase shares of Common Stock.

(b) Except as described below with respect to the first year the Plan is in effect, the Plan will be implemented by four quarterly offerings of the Common Stock each calendar year, with the first offering being during the period commencing on the first day and ending on the last day of the first calendar quarter of such year, the second offering being during the period commencing on the first day and ending on the last day of the second calendar quarter of such year, the third offering being during the period commencing on the first day and ending on the last day of the third calendar quarter of such year, and the fourth offering being during the period commencing on the first day and ending on the last day of the fourth calendar quarter of such year (each such period, an "Offering Period"). There will be only one offering during calendar year 1999, which will occur during the first Offering Period under the Plan commencing on October 1, 1999 and ending on December 31, 1999.

5. Payroll Deductions/Alternative Contributions.

(a) At the time a Participant enrolls in the Plan, the Participant shall elect to have payroll deductions made for each pay period during the Offering Period or, if payroll deductions are not permitted under applicable law in any Additional Jurisdiction, to make contributions under the Plan for each such pay period by personal check or such other means of payment as may be permitted by law and approved by the Plan Administrator ("Alternative Contributions"). Payroll deductions and Alternative Contributions shall be made in whole currency amounts and in the minimum amounts per pay period as set forth on Exhibit B attached hereto (as the same may be updated and amended by the Plan Administrator from time to time), subject to the following conditions:

(i) The aggregate payroll deductions or Alternative Contributions for any Participant for all Offering Periods during any calendar year shall not exceed the maximum amount set forth on Exhibit B;

(ii) The total amount of payroll deductions or Alternative Contributions during any pay period shall not exceed the total amount of a Participant's pay for such pay period, net of any other applicable deductions; and

(iii) If a Participant has authorized payroll deductions or Alternative Contributions in an amount equal to or greater than the minimum amount and, due to extraordinary circumstances occurring during any one pay period (e.g., temporary reduction in number of hours worked for a part-time employee, change in status of employment to short-term disability, etc.), such Participant's net pay for such period is insufficient to permit deductions in the authorized amount, such Participant's total net pay for such pay period shall be deducted and held in accordance with the provisions of subsection (b) of this Section 5.

(b) Each Participant's payroll deductions or Alternative Contributions will be held in accordance with the provisions of Section 12 pending application to the purchase of shares of Common Stock and crediting of same to such Participant's Plan Account. A Participant may not make payments or contributions to purchase shares of Common Stock in addition to amounts contributed through regular payroll deductions or Alternative Contributions. Except for shares of Common Stock transferred to a Participant's Plan Account from a brokerage account maintained for such Participant under the Company's predecessor Employee Stock Purchase Plan (which will terminate upon the Plan becoming effective) and shares of Common Stock credited to a Participant's Plan Account upon purchase hereunder, a Participant may not transfer or deposit shares of Common Stock to such Participant's Plan Account. No interest shall be paid on any amounts held from time to time pending application to the purchase of shares of Common Stock on behalf of a Participant unless otherwise required by applicable law.

(c) Subject to the provisions of Section 8, a Participant may change the amount of payroll deductions or Alternative Contributions by complying with the Company's procedures for effecting such changes as established and in effect from time to time, which may include, but are not limited to, completing and filing with the Company or the Custodian a change form authorizing a change in the amount of payroll deductions or Alternative Contributions or responding to change procedures set forth in an automated voice response system maintained by the Custodian. Any such change shall be effected no later than the twenty-fifth (25th) day of the calendar month immediately preceding the next applicable Grant Date or, with respect to any Additional Jurisdiction in which the Plan is implemented, the twenty-fourth (24th) day of such calendar month (provided that if the twenty-fourth (24th) day is not a business day in such Additional Jurisdiction, such change shall be effected no later than the business day next preceding the twenty-fourth (24th) day), and shall become effective for the Offering Period during which such Grant Date occurs.

(d) So long as a Participant remains an employee of the Company, payroll deductions or Alternative Contributions will continue in effect from Offering Period to Offering Period unless the Participant elects a different rate of payroll deductions or Alternative Contributions in accordance with the provisions of Section 5(c) or terminates participation in the Plan in accordance with the provisions of Section 8.

6. Grant and Exercise of Option; Purchase of Common Stock.

(a) Subject to the provisions of subsection (b) of this Section 6, on each Grant Date of each Offering Period, each Participant shall be deemed to have been granted an option to purchase on the following Exercise Date a number of shares of Common Stock equal to the quotient of (i) the balance of funds held on behalf of such Participant pending application to the purchase of shares of Common Stock as of such Exercise Date (which funds, if denominated in a currency other than U.S. Dollars, shall be converted into U.S. Dollars at the exchange rate in effect and used by the Company on the date on which the Company converts said funds into U.S. Dollars), divided by (ii) the Exercise Price. Each Participant shall bear the risk of any currency exchange rate fluctuations between the date on which any funds held on behalf of such Participant and denominated in a currency other than U.S. Dollars are converted to U.S. Dollars and the following Exercise Date.

(b) No Participant shall be granted an option to purchase shares of Common Stock on any Grant Date if such Participant, immediately after the option is granted, owns stock constituting five percent (5%) or more of the Company's outstanding Common Stock or five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this Section 6(b), the rules of Section 424(d) of the Internal Revenue Code of 1986, as amended (relating to attribution of stock ownership), shall apply in determining the stock ownership of the Participant, and stock that the Participant may purchase under outstanding options shall be treated as stock owned by such Participant.

(c) Unless a Participant terminates participation in the Plan in accordance with the provisions of Section 8, such Participant's option to purchase shares of Common Stock during an Offering Period will be exercised automatically on the first Trading Day following the Determination Date of such Offering Period or as soon as practicable thereafter (the "Exercise Date"), and the maximum number of full and/or fractional shares of Common Stock shall be purchased for such Participant at the applicable Exercise Price and credited to such Participant's Plan Account.

(d) During a Participant's lifetime, a Participant's option to purchase shares of Common Stock hereunder is exercisable only by the Participant.

(e) As soon as practicable after each Exercise Date, the Company shall deliver or shall cause the Custodian to deliver a statement to the Participant regarding such Participant's Plan Account, which may include, among other things and to the extent necessary and appropriate: (i) the name, address and federal tax identification number (or other applicable unique identification number) of the Company and the Participant, (ii) the amount of payroll deductions withheld on behalf of such Participant or amount of Alternative Contributions made by such Participant pending application to the purchase of shares of Common Stock; (iii) the exchange rate used to convert foreign currency denominated amounts to U.S. Dollars in accordance with Section 6(a); (iv) the Exercise Price for the Offering Period corresponding to such Exercise Date; (v) the date of purchase; (vi the number of full and fractional shares of Common Stock purchased; and (vii) the balance of shares of Common Stock in the Plan Account.

7. Rights as a Stockholder; Sale of Shares.

(a) As promptly as practicable after each Exercise Date, a Participant shall be treated as the beneficial owner of the shares of Common Stock purchased for such Participant pursuant to the Plan, and such shares shall be credited to the Plan Account maintained for the benefit of the Participant by the Custodian. A Participant may request that a stock certificate for all or a portion of the whole shares of Common Stock credited to the Participant's Plan Account be issued, provided that the Participant shall be responsible for the payment of any applicable fees associated with the issuance of such stock certificate. A cash payment (less any applicable fees to sell a fractional share) shall be made for any fraction of a share of Common Stock in the Plan Account, if necessary to close the Plan Account.

(b) A Participant shall have all ownership rights with respect to the number of shares of Common Stock credited to the Plan Account, including the right to vote such shares of Common Stock and to receive dividends or other distributions, if any. Unless otherwise required by applicable law, any dividends or distributions that may be declared on such shares by the Board will be reinvested by the Custodian in additional shares of Common Stock for the Participant on or promptly following such dividend payment date or distribution date, and shall be invested based upon the current sales price for the Common Stock as quoted on the New York Stock Exchange on the date and at the time of such investment (without any discount). All such shares purchased through reinvestment of dividends or distributions will be credited to the Participant's Plan Account.

(c) In the event that a Participant elects to sell any shares of Common Stock purchased under the Plan or transfer any such shares to a general brokerage account maintained for the benefit of such Participant, the Participant shall be responsible for the payment of any applicable brokerage fees and associated costs related to such sale or transfer. Sales requested by a Participant shall occur as soon as administratively feasible after the receipt of such request, but none of the Company, the Board, the Committee nor the Plan Administrator shall be liable for any delay in the execution of such request. Each Participant shall bear the risk of stock price fluctuations and currency exchange rate fluctuations (if applicable) between the time such Participant places an order to sell and the time the shares of Common Stock are actually sold.

8. Termination of Participation.

(a) A Participant may, at any time and for any reason, voluntarily terminate participation in the Plan by complying with the Company's procedures for terminating participation as established and in effect from time to time, which may include, but are not limited to, delivering written notification of termination to the Company or the Custodian or responding to termination procedures set forth in an automated voice response system maintained by the Custodian. Any such voluntary termination will become effective, and payroll deductions will cease to be made on behalf of such Participant or Alternative Contributions will cease to be accepted from such Participant, as soon as practicable following receipt by the Company of notice of termination. All accumulated payroll deductions or Alternative Contributions held on behalf of any Participant so terminating participation in the Plan will be applied to purchase shares of Common Stock on the Exercise Date corresponding to the Offering Period during which such termination occurs; provided, however, that the Plan Administrator may determine, in the exercise of its sole discretion and on a case-by-case basis, to refund any accumulated payroll deductions or Alternative Contributions so held if necessary to avoid financial hardship on the part of such Participant.

(b) Except as set forth herein, and unless otherwise required by applicable law, a Participant's participation in the Plan will be terminated involuntarily upon termination or other change in the status of a Participant's employment with the Company or its Subsidiaries, and authorized payroll deductions or Alternative Contributions will cease, and any payroll deductions or Alternative Contributions previously accumulated will be applied to purchase shares of Common Stock or be refunded, as follows:

(i) In the event of termination or change in the status of employment due to a Participant's death, retirement, long-term disability or unpaid leave of absence, authorized payroll deductions or Alternative Contributions shall cease as of the date of such termination or change, and all payroll deductions or Alternative Contributions previously accumulated and held on behalf of such Participant pending application to purchase shares of Common Stock shall be used to purchase shares of Common Stock on the Exercise Date corresponding to the Offering Period during which such termination or change occurs;

(ii) In the event of termination or change in the status of a Participant's employment for any reason other than the reasons set forth in the foregoing clause (i) of this subsection (b), authorized payroll deductions or Alternative Contributions shall cease as of the date of such termination or change, and all payroll deductions or Alternative Contributions previously accumulated and held on behalf of such Participant pending application to purchase shares of Common Stock shall be refunded to the Participant, without interest (except as otherwise required by applicable law), as soon as practicable following such termination or change; provided, however, that if such termination or change occurs without sufficient time to process same prior to the Exercise Date corresponding to the Offering Period during which such termination or change occurs (generally the twenty-fifth (25th) day of the calendar month immediately preceding the month in which such Exercise Date occurs or, with respect to any Additional Jurisdiction in which the Plan is implemented, the twenty-fourth (24th) day of such calendar month, provided that if the twenty-fourth (24th) day is not a business day in such Additional Jurisdiction, such deadline shall be the business day next preceding the twenty-fourth (24th) day), all such accumulated payroll deductions will be applied to purchase shares of Common Stock on the Exercise Date corresponding to the Offering Period during which such termination or change occurs; provided further, however, that the Plan Administrator may determine, in the exercise of its sole discretion and on a case-by-case basis, to refund any such accumulated payroll deductions if necessary to avoid financial hardship on the part of such Participant; and

(iii) In the event of a change in the status of a Participant's employment due to short-term disability, such Participant shall not be deemed to have terminated participation in the Plan, and authorized payroll deductions or Alternative Contributions and purchases of shares of Common Stock shall continue in accordance with the provisions of the Plan unless terminated by such Participant in accordance with the provisions of subsection (a) of this Section 8.

(c) In the event a Participant's participation in the Plan is terminated pursuant to the provisions of this Section 8 (a "Former Participant"), the shares of Common Stock credited to such Former Participant's Plan Account shall remain therein or be withdrawn therefrom as follows:

(i) If such Former Participant's participation in the Plan is terminated voluntarily under Section 8(a) or involuntarily under Section 8(b) due to the termination or change in the status of such Former Participant's employment as a result of retirement, long-term disability or unpaid leave of absence, all shares of Common Stock credited to such Former Participant's Plan Account shall automatically remain therein, subject to the provisions of Sections 7 and 16; and

(ii) If such Former Participant's participation in the Plan is terminated involuntarily under Section 8(b) due to the termination or change in the status of such Former Participant's employment as a result of death or for any reason other than those set forth in the foregoing clause (i) of this subsection (c), all shares of Common Stock credited to such Former Participant's Plan Account shall automatically remain therein, subject to the provisions of Sections 7, 10 and 16 (as applicable), provided that, from and after the end of the Offering Period in which such termination or change occurs, the Company will no longer be responsible for the payment of any fees related to the maintenance of such Former Participant's Plan Account with the Custodian or the reinvestment of any dividends or distributions on shares of Common Stock credited thereto, but the Custodian will debit to such Plan Account during each Offering Period a number of shares of Common Stock (whole or fractional) having a Fair Market Value equal to the dollar amount of the Custodian's then-current account maintenance fee and any applicable dividend reinvestment fees.

(d) As used in this Section 8, the following terms have the meanings indicated:

  "retirement" means a voluntary termination of a Participant's employment with the Company or a Subsidiary on or after such date as the Participant is eligible for a pension under the Company's defined benefit pension plan or, if applicable, separate pension plan sponsored by the Company or any of its Subsidiaries or other pension benefit plan as may be required under applicable law in effect in any Additional Jurisdiction, in each case as such plan is then in effect;

  "long-term disability" means a Participant's complete and total disability as determined under the Company's long-term disability plan or, if applicable, separate similar plan in effect or as may be required under applicable law in any Additional Jurisdiction, in each case as such plan is in effect at the time of such determination;

  "unpaid leave of absence" has the meaning given such term in the Company's Human Resources Policy No. 405, as amended, or, if applicable, separate similar policy in effect or as may be required under applicable law in any Additional Jurisdiction, in each case as such policy is in effect from time to time; and

  "short-term disability" means a Participant's inability to work due to a disabling illness, condition or injury that is expected to last more than one week as determined under the Company's short-term disability plan or, if applicable, separate similar plan in effect or as may be required under applicable law in any Additional Jurisdiction, in each case as such plan is in effect at the time of such determination.

(e) A Participant's voluntary termination of participation in the Plan pursuant to Section 8(a) will not have any effect upon the Participant's eligibility to participate in the Plan during any succeeding Offering Periods commencing after termination of the Offering Period during which the Participant so elects to terminate or in any similar plan which may hereafter be adopted by the Company.

9. Administration.

(a) The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its full and exclusive discretion to construe, interpret and apply the terms of the Plan, determine eligibility, adjudicate all disputed claims filed under the Plan and establish such limitations and procedures as the Committee determines in its sole discretion are advisable and consistent with the Plan. Every finding, decision and determination made by the Committee shall, to the fullest extent permitted by law, be final and binding upon all parties.

(b) Members of the Board who are Eligible Employees may participate in the Plan; provided, however, that (i) any such member of the Board may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan, and (ii) no such member of the Board may be a member of the Committee.

(c) The Committee may delegate authority to administer the Plan to the Company's Nonqualified Plan Committee or such other committee of officers and/or directors of the Company or its Subsidiaries as may from time to time be responsible for administering the Company's nonqualified employee benefit plans (the "Plan Administrator"), who may, in turn, further delegate authority for managing the administration of the Plan to such employees of the Company as the Plan Administrator may determine. Any such employees designated as responsible for managing the administration of the Plan may serve indefinitely in that capacity, subject to removal at any time by the Plan Administrator. The Plan Administrator may delegate authority for the day-to-day operations of the Plan to the Custodian. The Custodian shall establish and maintain, as agent for the Participants, such Plan Accounts as may be necessary or desirable for the administration of the Plan.

(d) Notwithstanding the provisions of subsections (a), (b) and (c) of this Section 9, in the event that Rule 16b-3 provides specific requirements for administrators of plans such as the Plan, the Plan shall only be administered by such body and in such manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any person that is not a "Non-Employee Director" or to the Committee or any other committee of the Board that is not composed of "Non-Employee Directors", as such term is defined in Rule 16b-3.

10. Disposition upon Death of Participant.

(a) In the event of the death of a Participant, and upon receipt of a request from the executor or administrator of such Participant's estate or, if no such executor or administrator has been appointed, the spouse or one or more dependents or relatives of such Participant or other persons entitled by law thereto, the Custodian shall, upon completion and receipt of its required documentation, deliver a certificate evidencing any shares of Common Stock credited to such Participant's Plan Account to, or sell any such shares of Common Stock, or transfer any such shares of Common Stock to a general brokerage account maintained, for the benefit of, such executor or administrator of such Participant's estate, or such spouse, dependents or relatives of such Participant or such other persons entitled by law thereto; provided, however, that such issuance, sale or transfer shall be subject to the provisions of Sections 7 and 16 with respect to payment of any applicable fees and costs related to the issuance of such certificate or the sale or transfer of such shares.

(b) The Plan Administrator may adopt procedures providing for the designation by a Participant of a beneficiary who is to receive any shares of Common Stock credited to such Participant's Plan Account in the event of such Participant's death. In the event that the Plan Administrator adopts such procedures, disposition of any shares of Common Stock credited to such Participant's Plan Account upon the death of such Participant shall be made in accordance with such designation and procedures.

11. Transferability.

Neither payroll deductions withheld or Alternative Contributions received on behalf of a Participant pending application to the purchase of shares of Common Stock nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by such Participant other than by will, the laws of descent and distribution or as provided in Section 10. Any such attempted assignment, transfer, pledge or other disposition shall be of no force and effect.

12. Application of Funds.

Unless otherwise prohibited by applicable law, all payroll deductions withheld or Alternative Contributions received on behalf of a Participant under the Plan may be commingled with the general funds and assets of the Company and used by the Company for any corporate purpose, and the Company shall not be obligated to segregate any such payroll deductions.

13. Adjustments upon Changes in Capitalization.

(a) The number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock that have been made available for purchase under the Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, may be proportionately adjusted, in the Committee's sole discretion, for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, reorganization, recapitalization, rights offering or any other similar event. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Determination Date (the "New Determination Date") and a new Exercise Date (the "New Exercise Date") and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless otherwise provided by the Committee. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Plan Administrator shall notify each Participant in writing, at least ten (10) Trading Days prior to the New Exercise Date, (i) that the Determination Date and the Exercise Date for the Participant's option have been changed to the New Determination Date and the New Exercise Date, respectively, (ii) that the Exercise Price for the Offering Period then in progress shall be equal to the lesser of (A) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Grant Date of such Offering Period, and (B) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the New Determination Date, and (iii) that the Participant's option shall be exercised automatically on the New Exercise Date unless the Participant has terminated participation in the Plan prior to such date and accumulated payroll deductions withheld or Alternative Contributions received on behalf of such Participant have been returned to such Participant in accordance with the provisions of Section 8.

(c) In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Committee may take such action as it deems necessary including, without limitation, (i) providing that each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such successor corporation, (ii) setting a New Exercise Date and a New Determination Date for the Offering Period then in progress, terminating such Offering Period on such New Exercise Date and terminating the Plan on or at any time after such New Exercise Date, or (iii) making provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, in the event of such consolidation or merger. In the event the Committee elects to set a New Exercise Date and a New Determination Date in accordance with clause (ii) of the preceding sentence, the New Exercise Date shall be before the date of the Company's proposed sale or merger. The Plan Administrator shall notify each Participant in writing, at least ten (10) Trading Days prior to the New Exercise Date, (i) that the Determination Date and the Exercise Date for the Participant's option have been changed to the New Determination Date and the New Exercise Date, respectively, (ii) that the Exercise Price for the Offering Period then in progress shall be equal to the lesser of (A) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Grant Date of such Offering Period, and (B) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the New Determination Date, and (iii) that the Participant's option shall be exercised automatically on the New Exercise Date unless the Participant has terminated participation in the Plan prior to such date and accumulated payroll deductions withheld or Alternative Contributions received on behalf of such Participant have been returned to such Participant in accordance with the provisions of Section 8.

14. Amendment or Termination.

The Board or the Committee may at any time and for any reason terminate or amend the Plan. Except as provided in Section 13, no such termination or amendment shall affect options previously granted or adversely affect the rights of any Participant with respect thereto. Without stockholder consent and without regard to whether any Participant's rights may be considered to have been "adversely affected", the Board or the Committee shall be entitled to amend the Plan, among other things, to change the Offering Period, the Grant Date or the Exercise Date, to increase the Exercise Price or limit the frequency and/or number of changes in the amount of payroll deductions withheld or Alternative Contributions received during an Offering Period, to change the provisions regarding liability of the Company for payment of any costs, expenses or fees incurred in connection with the administration and maintenance of the Plan, to establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Common Stock for each Participant properly correspond with payroll deductions withheld from such Participant's compensation or Alternative Contributions received from such Participant, and to establish such other limitations or procedures as the Board or the Committee determines in its sole discretion to be necessary or advisable and which are consistent with the Plan, in each case with prospective application and effect.

15. Effective Date and Term of Plan.

The Plan shall become effective as of October 1, 1999 and shall continue in effect thereafter until terminated in accordance with the provisions of Section 14. The Plan Administrator may, from time to time in the exercise of its sole discretion, elect to implement the Plan in any Additional Jurisdiction, and the Plan shall become effective for such Additional Jurisdiction as of the date so implemented therein.

16. Costs.

The costs, expenses and fees incurred in connection with the purchase of shares of Common Stock under the Plan, the general administration of the Plan and the maintenance of the Plan Accounts with the Custodian will be paid by the Company. Any fees associated with the issuance to a Participant of certificates evidencing shares of Common Stock, any brokerage fees and associated costs related to a sale by a Participant of shares of Common Stock or a transfer of shares of Common Stock to a general brokerage account maintained for the benefit of such Participant, and any other fees and expenses under the Plan shall be paid by such Participant.

17. Taxes.

At the time an option to purchase shares of Common Stock is exercised, a Participant must make adequate provision for the Company's federal, state, national, provincial or other tax, pension or insurance withholding obligations under applicable law which arise upon the exercise of the option. At any time, the Company may withhold from a Participant's compensation or other amounts payable to such Participant (regardless of whether such person at the time continues to participate or be eligible to participate in the Plan, and regardless of whether or not such person at the time continues to be employed by the Company or any Subsidiary) the amount necessary for the Company to meet applicable withholding obligations.

18. Effect on Employment.

Participation in the Plan will not impose any obligation upon the Company or any Subsidiary to continue the employment of a Participant for any specific period of time and will not affect the right of the Company or any Subsidiary to terminate a Participant's employment at any time, with or without cause. Any income a Participant may realize as a result of participation in the Plan shall not be considered as a part of such Participant's compensation or used for the calculation of any other pay, allowance, pension or other benefit unless otherwise required under other benefit plans provided by the Company or its Subsidiaries or required by applicable law or contractual obligation of the Company or its Subsidiaries.

19. Compliance with Law.

Notwithstanding any other provision of the Plan, options to purchase shares of Common Stock under the Plan shall not be exercisable or exercised, and shares of Common Stock shall not be issued with respect to any such option, unless the exercise of such option and the issuance and delivery of such shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

Without limiting the generality of the foregoing, the terms and conditions of all options granted under the Plan to, and the purchase of all shares of Common Stock by, any Participant subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. The Plan and any options thereunder shall be deemed to contain, and the shares issued upon exercise of such options shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to transactions under the Plan.

20. Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for receipt thereof. All notices and other communications to any Participant required hereunder shall be made to the address maintained on the Company's payroll records.

21. Governing Law.

The Plan and any rules and regulations relating to the Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable Federal law. The Plan is not to be subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended, or any successor legislation.

Exhibit A

Subsidiaries

All Subsidiaries of the Company

Exhibit B

Payroll Deduction/Alternative Contribution Amounts

Country of Residence	Minimum Amount per Pay Period	Maximum Amount per Year
United States	US$25.00 (full-time employee) US$12.00 (part-time employee)	US$25,000.00
Puerto Rico	US$12.00 (full-time employee) US$6.00 (part-time employee)	US$25,000.00
Canada	C$25.00 (full-time employee) C12.00 (part-time employee)	C$25,000.00
Japan	Y5,000 (regular employee)	Y2,500,000.00
United Kingdom	&pound50 (all employees)	&pound13,000
Ireland	&pound50 (all employees	&pound13,000
Sweden	SEK 840:-(all employees)	SEK 210 000:-
Spain	8.400 pts. (All employess)	2.100.000 pts.
France	500 FF (all employees)	120 000 FF
Taiwan	NT$775 (all employees)	NT$390,000
India	Rs2,150 (all employees)	Rs equivalent of US$10,000 per 5-year period
Hong Kong	HK$350 (all employees)	HK$170,000